Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION ANNOUNCES CONTINUATION OF

$10 MILLION STOCK REPURCHASE PROGRAM

DALLAS – (BUSINESS WIRE) – January 14, 2016 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that its board of directors has approved a continuation of the Company’s existing stock repurchase program, which allows the Company to repurchase up to $10 million of its common stock. The existing stock repurchase program was last amended in December of 2011, and approximately $9 million remains as part of the authorization.

“Our Board of Directors and senior management strongly believe that the Company’s ability to generate substantial cash flows as well as its outstanding growth prospects associated with its near- and long-term strategy are not reflected by the Company’s current stock price,” said Lawrence A. Cohen, the Company’s Chief Executive Officer. “The continuation of our $10 million repurchase program reflects our ability to successfully execute on the multiple avenues of growth under our straightforward strategic plan, and underscores our commitment to shareholder value creation. We have experienced substantial growth in our key financial and operating metrics and expect such growth to continue. We continue to see limited new supply and construction in our local markets and our conversions of independent living units to assisted living and memory care units remain on schedule. Also, we intend to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities, which we expect to result in meaningful increases in CFFO, earnings and real estate value.”

Repurchases under the stock repurchase program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. The Company has no obligation to repurchase any dollar amount or number of shares under this repurchase program authorization, and the program may be suspended, discontinued or modified at any time at the Company’s discretion and in accordance with legal and regulatory requirements. Payment for shares repurchased under the program will be funded by the Company’s existing cash balances.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 121 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,400 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.